UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 26, 2012

SRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-31334	54-1013306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Fair Lakes Court
Fairfax, Virginia	22033
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (703) 803-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Deborah H. Alderson as Executive Vice President and Chief Operating Officer.

On November 26, 2012, the Company announced that Deborah H. Alderson, age 56, has been appointed Executive Vice President and Chief Operating Officer effective immediately. Ms. Alderson served as the Company’s Executive Vice President of Strategic Development, having joined the Company in November 2011. Previously, Ms. Alderson served as the President of SAIC’s Defense Solutions Group from 2005 to 2011 and as President of the Systems Engineering Group at Anteon Corporation from 1998 to 2005.

Ms. Alderson will receive an annual salary of $550,000. She will also be paid a one-time retention payment of $100,000 in August 2013. In addition, Ms. Alderson will be granted 800 service options and 3,000 performance options in Sterling Holdco Inc., the indirect parent of the Company with a price equal to $1,000 per share. The options will vest 20% per year over five years. For the year ending June 30, 2013, Ms. Alderson will be eligible for a $440,000 annual bonus target.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Timothy J. Atkin as Executive Vice President, Chief Administrative Officer and Chief of Staff.

On November 26, 2012, the Company announced that Timothy J. Atkin, age 49, has been appointed Executive Vice President, Chief Administrative Officer and Chief of Staff effective immediately. Mr. Atkin previously served as the Company’s Executive Vice President and Chief Operating Officer, having joined the Company in 1999. There were no compensation or severance benefit changes associated with Mr. Atkin’s change in duties.

A copy of the press release dated November 26, 2012, announcing the appointment of Ms. Alderson and Mr. Atkin is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit

99.1	Press Release dated November 26, 2012, announcing the appointments of Deborah H. Alderson and Timothy J. Atkin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRA INTERNATIONAL, INC.

Date: November 27, 2012	/S/ RICHARD J. NADEAU
Richard J. Nadeau
Executive Vice President and
Chief Financial Officer